Exhibit 15.12

April 22, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of CNOOC Limited's Form 20-F dated April 22, 2021, and have the following comments:

1.	We agree with the statements made in the first, second, third, fourth and fifth paragraphs under Item 16F therein.

2.	We have no basis on which to agree or disagree with the statements made in the sixth paragraph under Item 16F therein.

Yours truly,

/s/ Deloitte Touche Tohmatsu